Exhibit 5.1

ATER WYNNE LLP
222 S.W. Columbia, Suite 1800
Portland, Oregon 97201
(503)226-1191 (phone)
(503)226-0079 (fax)
August 21, 2001

Board of Directors
Northwest Pipe Company
200 SW Market Street
Portland, OR 97201

Gentlemen:

    In connection with the registration of 300,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Northwest Pipe Company, an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on August 22, 2001, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1995 Stock Incentive Plan (the "1995 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

    Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 1995 Plan, when such shares have been delivered against payment therefor as contemplated by the 1995 Plan, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                        Very truly yours,

                        /s/ Ater Wynne LLP

                        Ater Wynne LLP